Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Julia Hallisey
Investor Relations Tel: +1-203-504-1063

Aircastle Increases Quarterly Dividend to $0.60 per Common Share

Stamford, CT.  June 14, 2007 – Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a second quarter cash dividend on its common shares of $0.60 per share, representing an increase of 20% over the dividend for the first quarter of 2007.  This dividend is payable on July 13, 2007 to holders of record of Aircastle’s common shares on June 29, 2007.  Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world.  As of May 31, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $2.5 billion and $1.5 billion, respectively, for a total of approximately $4.0 billion.

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